Exhibit 10.53

Second Amendment

to The

Ovintiv U.S. Deferred Compensation Plan

(Amended and Restated Effective April 1, 2018)

1.Plan Sponsor:  Ovintiv Services Inc. (the “Plan Sponsor”).

2.Amendment of Plan:  Pursuant to the authority of the undersigned and the provisions of Section 7.1 of the Ovintiv U.S. Deferred Compensation Plan (the “Plan”), the following Amendment to the Plan is adopted, effective January 1, 2021.

A.Section 1.4 of the Plan is amended to read as follows:

1.4Company.  For purposes of this Plan, effective January 1, 2021, “Company” means Ovintiv USA Inc., and any successor thereof.  Prior to January 1, 2021, Company means Ovintiv Services Inc. (f/k/a Encana Services Company Ltd., which was the successor to Alenco Inc.).

B.Section 1.5 of the Plan is amended to read as follows:

1.5Participating Employers.  The Company is a “Participating Employer” in the Plan. Each subsidiary or affiliate of the Company that employs one or more Participants shall also be a Participating Employer. Each Participating Employer shall pay the cost of the benefits to which a Participant is entitled under the Plan attributable to service with that employer, and its share of the other expenses of the Plan, in each case in such amounts as are determined by the Company in its sole discretion. The Participating Employers are Ovintiv USA Inc. (f/k/a Encana Oil & Gas (USA)) and, Ovintiv Inc. (including any payments made by Alenco Inc.), and Ovintiv Services Inc. (f/k/a Encana Services Company Ltd.) was previously a Participating Employer.

3.Terms and Conditions of Plan:  Except for the above amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

3.Execution:  This Second Amendment has been executed on the date set forth below.

Ovintiv Services Inc.
Plan Sponsor

By:	/s/ Elizabeth Whillock
Elizabeth Whillock
Vice President, Human Resources

Date:	December 31, 2020

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Second Amendment to the Ovintiv U.S. Deferred Compensation Plan12/2020   1